RESIGNATION AGREEMENT

This Agreement by and between JAMES A. REINSTEIN (“Mr. Reinstein”) a resident of Houston, Texas, and CYBERONICS, INC. (“Cyberonics” or “Company”), a Delaware corporation, is made and effective the 24th day of February, 2012 (“Effective Date”).

WHEREAS, Mr. Reinstein is employed by Cyberonics as Senior Vice President and Chief Commercial Officer pursuant to an Employment Agreement dated January 1, 2011 and effective through January 1, 2015 (“Employment Agreement”);

WHEREAS, Cyberonics has granted Mr. Reinstein stock options pursuant to stock option agreements, including:

o	Grant No. 3241 dated June 8, 2009 for 25,488 shares (12,744 unvested)
o	Grant No. 3374 dated June 15, 2010 for 16,440 shares (12,330 unvested)
o	Grant No. 3554 dated June 15, 2011 for 18,590 shares (all unvested) (collectively, “Stock Option Agreements”);

WHEREAS, Cyberonics has granted Mr. Reinstein restricted stock pursuant to restricted stock agreements including:

o	Grant No. 3169 dated June 8, 2009 for 12,744 shares
o	Grant No. 3373 dated June 15, 2010 for 8,220 shares
o	Grant No. 3553 dated June 15, 2011 for 9,295 shares
o	Grant No. 3555 dated June 15, 2011 for 13,000 shares
o	Grant No. 3556 dated June 15, 2011 for 13,000 shares
o	Grant No. 3557 dated June 15, 2011 for 13,000 shares
(collectively, “Restricted Stock Agreements”);

WHEREAS, effective immediately, Mr. Reinstein desires voluntarily to resign as Senior Vice President and Chief Commercial Officer and all other positions he may have with Cyberonics or any affiliated company, and Cyberonics desires to accept such resignation effective immediately; and

WHEREAS, in connection with Mr. Reinstein’s resignation, the parties desire to amend and restate their rights and obligations with respect to each other.

NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, Mr. Reinstein and Cyberonics agree as follows:

1.	Effective immediately, Mr. Reinstein hereby resigns as Senior Vice President and Chief Commercial Officer and Cyberonics hereby accepts Mr. Reinstein’s resignation.

2.
The stock options previously granted Mr. Reinstein pursuant to the Stock Option Agreements and the shares of restricted stock previously granted to Mr. Reinstein pursuant to the Restricted Stock Agreements which have not previously vested shall terminate and be forfeited on the Effective Date.  All vested options shall become fully exercisable and all shares of restricted stock shall become freely tradable, subject to such restrictions, if any, as required by federal law or regulation or the regulation of any stock exchange. Any exercise of such options shall be according to the terms and conditions of the Stock Option Agreements and the stock option plans pursuant to which such options were granted.

3.
In accordance with the Company’s ordinary and regular process for executive annual incentive compensation, Mr. Reinstein shall be eligible to receive a prorated portion of his target annual incentive compensation.  The Compensation Committee of the Board of Directors (the “Board”) shall evaluate Mr. Reinstein's fiscal 2012 performance following the end of the fiscal year and determine an appropriate portion, if any, of his target annual incentive compensation to be awarded him for his contributions to the Company's fiscal year 2012 performance.

4.
Mr. Reinstein shall receive such benefits as he may have from the Cyberonics’ pension and welfare benefit plans according to the terms and conditions of those plans pursuant to any elections made by Mr. Reinstein.

5.
Within five (5) business days of the Effective Date of this Agreement, Mr. Reinstein shall submit any request for reimbursement of any business expenses incurred in the course of his duties prior to the Effective Date.  Cyberonics shall promptly review and process any such request.

6.	Sections 8, 9(g), 14, 16, 17 and 27 of the Employment Agreement shall remain in full force and effect.

7.	Section 13 of the Employment Agreement shall remain in full force and effect with the following modification:

The Restricted Period for the Non-Competition Covenant shall be the later of one (1) year from the date of termination of the Employment Agreement, or the date Executive is no longer in a Service Relationship with the Company, and Restricted Period for the Non-Solicitation Covenant shall be the later of two (2) years from the date of termination of the Employment Agreement, or the date Executive is no longer in a Service Relationship with the Company.

8.	Except as expressly set forth otherwise herein, the Employment Agreement is superseded and extinguished by this Agreement.

9.
On reasonable notice and request of Cyberonics’ Senior Vice President and Chief Administrative Officer or such other person designated by the Board, Mr. Reinstein shall cooperate with Cyberonics in: (a) all matters related to his employment with Cyberonics; (b) any investigation or inquiry undertaken by Cyberonics, its Board or any committee of the Board, or any governmental agency or stock exchange; and (c) with respect to any litigation or administrative proceeding against Cyberonics or any employee, officer, or director of Cyberonics.  Cyberonics also agrees to pay Mr. Reinstein his reasonable expenses, including without limitation, travel, legal, accounting, and other related expenses.

10.
Mr. Reinstein will deliver to Cyberonics within ten (10) business days of the Effective Date all business records in his possession, custody, or control, including without limitation all analyses, correspondence, data, or information, memoranda, notes, records, documents, or other materials (in whatever form maintained, whether electronic, hard copy or otherwise) composed or received by Mr. Reinstein, solely or jointly with others, related in any manner to the past, present, or anticipated business of Cyberonics or any affiliated company and all property owned by Cyberonics or any affiliated company, provided, however, that Cyberonics may, in its sole discretion, extend the time for such delivery.  Mr. Reinstein represents and agrees that he has no claim or right, title or interest in any property designated on Cyberonics’ records as property or assets of Cyberonics.  Mr. Reinstein shall, within ten (10) business days of the Effective Date, remove all property owned by him from Cyberonics’ premises.  This paragraph does not apply to any personal documents, records, or property of Mr. Reinstein as well as any documents that are attorney/client privileged between Mr. Reinstein and his personal counsel or constitute work product of Mr. Reinstein or his personal counsel.

11.
Except as provided herein, Mr. Reinstein does hereby release, acquit, and discharge Cyberonics, its directors, officers, employees, agents, attorneys, and representatives, past and present, and Cyberonics does hereby release, acquit and discharge Mr. Reinstein, from any and all claims and from any and all causes of action of any kind or character, whether now known or not known, either may have with respect to bonuses, compensation, expenses, remuneration, salary, severance or wages payable under his Employment Agreement.  The payments or consideration provided in paragraphs 2 and 3 of this Agreement are in full satisfaction and compromise of any obligations which Cyberonics may have to Mr. Reinstein for compensation or payments including without limitation any and all claims for salary, bonuses, severance, restricted stock, stock options or tax gross-up payments.

12.
Should any provision of this Agreement be held to be invalid or wholly or partially unenforceable by a final, non-appealable judgment in a court of competent jurisdiction, such holding shall not invalidate or void the remainder of this Agreement, and those portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable or, if such is not possible, then such portions shall be deemed to have been wholly excluded with the same force and effect as if it had never been included herein.

13.
Mr. Reinstein and Cyberonics, its directors, officers, employees, representatives, attorneys, and agents of Cyberonics shall not make any public or private statement with respect to each other (including, as to Mr. Reinstein, any statement with respect to the directors, officers, employees, representatives, attorneys, and agents of Cyberonics) which are derogatory, disparaging or may tend to injure such person in its or their business, public or private affairs.  The foregoing obligations shall not apply to information required to be disclosed or requested by any governmental agency, court or stock exchange, or any law, rule or regulation.

14.
This Agreement shall be governed by and construed and enforced, in all respects, in accordance with the laws of the State of Texas without regard to conflict of law principles unless preempted by federal law, in which case federal law shall govern.

15.
Except as expressly provided herein, this Agreement supersedes, replaces, and merges all previous agreements and discussions relating to Mr. Reinstein’s resignation from all positions with Cyberonics and constitutes the entire agreement between Mr. Reinstein and Cyberonics with respect to Mr. Reinstein’s resignation.  The parties execute this Agreement without reliance on any representation or promise, of any kind or character, not expressly set forth herein.  This Agreement may not be changed or terminated orally, and no change, termination, or waiver of this Agreement or any of the provisions herein contained shall be binding unless made in writing and signed by all parties, and in the case of Cyberonics, by an authorized officer.

16.	Any notices required or permitted to be given under this Agreement shall be properly made if delivered, in the case of Cyberonics, to:

100 Cyberonics Boulevard, Suite 600
Houston, Texas  77058
Attention:  Senior Vice President & Chief Administrative Officer

In the case of Mr. Reinstein to:

3724 Ingold Street
Houston, Texas  77005

17.
Any payments made or consideration provided pursuant to this Agreement shall be less withholding for federal, state or local taxes as may be required by law or applicable regulation.  Cyberonics shall pay all such tax withholding to the United States Treasury or other government account as required by statute or federal regulations.  Mr. Reinstein shall be solely responsible for payment of all taxes incurred with respect to the payments set forth herein, including but not limited to federal income and excise taxes.

18.
Mr. Reinstein understands that he has the right to, and has been advised to, consult with an attorney prior to signing. Mr. Reinstein further understands that he has twenty-one (21) days to consider this Agreement prior to signing.  Mr. Reinstein understands that he may revoke this Agreement within seven (7) days of its execution.

19.
This Agreement shall be for the benefit of and binding upon the parties and their respective heirs, personal representatives, legal representatives, successors and, as to Cyberonics, assigns, including without limitation, any successor to Cyberonics by merger, consolidation, sale of stock or assets, or otherwise.

In witness whereof, the parties have caused this Agreement to be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument, at Houston, Harris County, Texas on the Effective Date.

                   ______________________________
                   James A. Reinstein

                   Cyberonics, Inc.

                   By: ____________________________

                   Daniel J. Moore

                    President & Chief Executive Officer

Reinstein Execution Copy